UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2021 (April 2, 2021)

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 2, 2021, CytoDyn Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) pursuant to which the Company issued a secured convertible promissory note (the “Note”) with a two-year maturity to an accredited investor, Streeterville Capital, LLC, a Utah limited liability company (“Investor”), in the initial principal amount of $28.5 million. The Investor gave consideration of $25.0 million for the Note, reflecting original issue discount of $3.4 million and issuance costs of $0.1 million. The Company anticipates using the proceeds from the Note for general working capital purposes. The Investor is the same lender under which the outstanding secured convertible promissory note issued by the Company on November 10, 2020 and is an affiliate of Iliad Research and Trading, L.P., which has provided similar financing to the Company (the “Prior Notes”).

In connection with the investment in the Note, the Company entered into a Security Agreement, pursuant to which all obligations owing to the Investor by the Company are secured by a security interest in all the assets of the Company, excluding the Company’s intellectual property. Interest accrues on the outstanding balance of the Note at 10% per annum. Upon the occurrence of an Event of Default, interest accrues at the lesser of 22% per annum or the maximum rate permitted by applicable law. In addition, upon any Event of Default, the Investor may accelerate the outstanding balance payable under the Note, which will increase automatically upon such acceleration by 15%, 10% or 5%, depending on the nature of the Event of Default.

The Investor may convert all or any part the outstanding balance of the Note into shares of Common Stock at an initial conversion price of $10.00 per share upon five trading days’ notice, subject to certain adjustments and ownership limitations specified in the Note. In addition to standard anti-dilution adjustments, the conversion price of the Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any new offering by the Company of equity securities that have registration rights, are registered or become registered under the Securities Act of 1933, as amended. The Note provides for liquidated damages upon failure to deliver Common Stock within specified timeframes.

The Investor may redeem any portion of the Note, at any time after six months from the issue date upon three trading days’ notice, subject to a maximum monthly redemption amount of $3,500,000. The Note requires the Company to satisfy its redemption obligations in cash within three trading days of the Company’s receipt of such notice. The Company may prepay the outstanding balance of the Note, in part or in full, at a 15% premium to par value, at any time upon fifteen trading days’ notice.

In addition, beginning in the month of May 2021 and for each of the following five calendar months thereafter, the Company is obligated to reduce the outstanding balance of the Note by $7,500,000 per month (the “Debt Reduction Amount”). Payments that the Company makes under the outstanding Prior Notes will be credited toward the payment of each monthly Debt Reduction Amount under this Note. The Debt Reduction Amount payments are not subject to the 15% prepayment premium.

Pursuant to the terms of the Agreement and the Note, the Company must obtain the Investor’s consent before assuming additional debt with aggregate net proceeds to the Company of less than $50 million. Upon any such approval, the outstanding principal balance of the Notes shall increase automatically by 5% upon the issuance of such additional debt.

The Company agreed to use commercially reasonable efforts to file a Registration Statement on Form S-3 with the SEC within sixty days (or up to 120 days, if the Company meets the conditions for deferral set forth in the Agreement) registering a number of shares of Common Stock sufficient to convert the entire principal balance of the Note.

The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933 in connection with the issuance and sale of the Note and underlying shares of Common Stock.

The foregoing description is qualified in its entirety by reference to the full text of the Note, the Securities Purchase Agreement and the Security Agreement, a copy of each of which is filed as Exhibit 4.1, Exhibit 10.1 and Exhibit 10.2 hereto, and each of which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Secured Convertible Promissory Note dated April 2, 2021

10.1	Securities Purchase Agreement between CytoDyn Inc. and Streeterville Capital LLC dated April 2, 2021

10.2	Security Agreement between CytoDyn Inc. and Streeterville Capital LLC dated April 2, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Dated: April 8, 2021	By:	/s/ Michael D. Mulholland
Michael D. Mulholland
Chief Financial Officer